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                                  [Letterhead]

Portland, Oregon
March 18, 1997

[PR Newswire: For Northwest Regional and Analyst Wires]

FOR IMMEDIATE RELEASE

Cascade Announces Sales and Earnings for the Fourth Quarter and the Year Ended January 31, 1997

Robert C. Warren, Jr., President and Chief Executive Officer of Cascade Corporation (NYSE:CAE) reported slightly lower sales but increased net income for the year ended January 31, 1997.

Consolidated net sales of $218,485,000 for fiscal 1996 represents a decrease of 6.6% from 1995's record sales of $234,030,000. Fourth quarter sales of $51,800, 000 were 13% less than those in the prior year fourth quarter.

Net income for the year of $17,420,000 ($1.48 per share) was 5.1% lower than the $18,350,000 ($1.53 per share) for the year ended January 31, 1996 prior to a $12,000,000 ($7,800,000 or $.65 per share after tax) special charge for future environmental expenses. After the special charge, net income for 1996 was 65% higher than the $10,550,000 reported for the year ended January 31, 1996.
Fourth quarter net income of $4,330,000 ($.37 per share) compared to $4,775,000 ($.40 per share) in 1995 prior to the special charge, which was taken in the fourth quarter last year.

Warren noted that industry lift truck bookings were down for the year from 1995's record levels, but improved late in 1996 with the favorable trend continuing into the first calendar quarter of 1997. He also said that a slow recovery in European markets is underway.



Cascade Corporation, headquartered in Portland, Oregon is a leading international manufacturer of lift truck attachments, forks, tires and accessories.

CONTACT: Cascade Corporation - Portland, Oregon
         James P. Miller - (503)227-0024 or Gerald A. Parsons (503)228-2909

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Cascade Corporation Unaudited Consolidated Financial Information (in thousands except per share data)

INCOME SUMMARY                   Quarter Ended Jan. 31     Year Ended Jan. 31
                                 ---------------------    ---------------------
                                  1997          1996         1997          1996


Net Sales                        $  51,800   $  59,750    $218,485    $ 234,030
                                 ---------   ---------    --------    ---------
Operating Expenses:
   Cost of Goods Sold               34,260      38,875     143,080      153,345
   Depreciation                      2,565       2,180      10,280        9,540
   Selling and
   Administrative Expenses          10,590      10,870      40,275       39,935
   Environmental Expenses                       13,480                   14,795
                                  --------   ---------    --------    ---------
                                    47,415      65,405     193,635      217,615
                                  --------   ---------    --------    ---------
Operating Income                     4,385     (5,655)      24,850       16,415
Interest  Expense                      256         220         876        1,085
Interest Income                      (426)       (350)     (1,076)      (1,045)
Other Expense (Income) Net           (880)       (820)          65          315
Income Before Income Taxes           5,435     (4,705)      24,985       16,060
Income Taxes                         1,105     (1,680)       7,565        5,510
                                  --------   ---------    --------    ---------
Net Income                        $  4,330  $  (3,025)   $  17,420     $ 10,550
                                  --------   ---------    --------    ---------
                                  --------   ---------    --------    ---------
Net Income Per Share              $   0.37  $   (0.25)   $    1.48     $    .88
                                  --------   ---------    --------    ---------
                                  --------   ---------    --------    ---------

CONDENSED BALANCE SHEET AS OF JANUARY 31, 1997

              Assets                        Liabilities and Shareholders' Equity


Current Assets:

  Cash                   $  15,642    Current Liabilities              $ 65,879

  Receivables               43,469    Long Term Liabilities:

  Inventories               36,002      Long Term Debt                   12,810

  Prepaid Expenses           3,516      Accrued Environmental Expenses    8,913
                         ---------
    Total Current Assets    98,629        Other Liabilities               8,184
                                                                       --------
Property, Plant & Equipment 81,393          Total Liabilities            95,786
Goodwill                    18,332    Mandatorily Redeemable Convertible  4,950
                                      Preferred Stock
Other Assets                 1,139    Shareholders' Equity               98,757
                         ---------                                     --------
Total Assets              $199,493    Total Liabilities &              $199,493
                         ---------    Shareholders' Equity             --------
                         ---------                                     --------

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